Exhibit 12-A

               Chrysler Financial Corporation and Subsidiaries
             Computations of Ratios of Earnings to Fixed Charges
                            (dollars in millions)

                                                    Nine Months Ended September 30,
                                                    -------------------------------
                                                           1997         1996
                                                           ----         ----
                                                              (unaudited)
Net earnings before cumulative effect of
 changes in accounting principles                         $  307       $  293

 Add back:
  Taxes on income                                            158          160
  Fixed charges                                              622          616
                                                          ------       ------
   Earnings available for fixed charges                   $1,087       $1,069
                                                          ======       ======


 Fixed charges:
  Interest expense                                        $  609       $  605
  Rent                                                        13           11
                                                          ------       ------
   Total fixed charges                                    $  622       $  616
                                                          ======       ======


Ratio of earnings to fixed charges                          1.75         1.74
                                                          ======       ======



The ratio of earnings to fixed charges is computed by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest, amortization of debt discount and expense, and rentals. Rentals included in fixed charges are the portion of total rent expense representative of the interest factor (deemed to be one-third).


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